Suite 920, 475 West Georgia Street
Vancouver, BC V6B 4M9
telephone: 604.689-7317 facsimile: 604.688.0094

FOR IMMEDIATE RELEASE

Termination of China Joint Ventures

Vancouver, August 5, 2005 - Luna Gold Corp. (TSXV-LGC.U) ("Luna" or the "Company") reports that, due to the lack of exploration success on its Chinese Joint Ventures, the board of directors for both the Xinlong and Xinan Joint Ventures, representing the Gongguo and Dongchuan projects respectively, have decided to terminate each of their respective Joint Ventures. The process of liquidating the assets of the Joint Ventures has begun and is being managed by Jun He law offices in Beijing. Accordingly, Luna will no longer be actively sourcing projects in China

Given that the Company will no longer be operating in China, Luna and Lee Mun Kit have ended their business association effective July 31st. Mr. Lee was the chairman of Luna Gold Corp. (China) and was responsible for all of the Company's exploration and development activities in China. The directors of Luna would like to thank Mr. Lee for the time he put in sourcing and managing projects in China, and wish him well in his future endeavors.

About Luna Gold Corp.

Luna is a mining exploration company with a focus on acquiring, exploring and developing mineral properties on North and South America.

For further information contact Tim Searcy at (604) 687-9931 (extension 225).

On behalf of the Board of Directors

LUNA GOLD CORP.

"Tim Searcy"

Tim Searcy, P. Geo. - President and CEO

Website: www.lunagold.com

For further information contact Investor Relations at (604) 689-7317 or toll free at 1-866-689-7317.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in Luna Gold Corp.'s periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.